AMENDMENT TO

INTERMOLECULAR, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This amendment (“Amendment”) to that Change in Control and Severance Agreement entered into by and between Scot Griffin (“Executive”) and Intermolecular, Inc. (the “Company”) on October 13, 2014 (the “Agreement”) is hereby entered into as of May 6, 2015 (“Amendment Effective Date”).

R E C I T A L S

A. The Company believes that it is in the best interests of the Company and its stockholders to (1) assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control event or an involuntary termination (either outside of or in connection with a Change in Control) and (2) provide Executive with an incentive to continue Executive’s employment with the Company and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders.

B. The Compensation Committee also believes that it is in the best interests of the Company and its stockholders to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.

C. The Compensation Committee believes that it is in the best interests of the Company and its stockholders, to enable Executive to currently enjoy the same benefits as his peers in the event of a Change in Control event or involuntary termination of employment, without having to be employed for one year before the benefits apply.

D. Capitalized terms, if not defined in this Amendment, are defined in the Agreement.

The parties agree to the following changes to the Agreement:

1.	Replace Paragraph 3 with the following.

“3.Termination without Cause or for Good Reason Outside of a Change in Control Period.  If (i) Executive’s employment with the Company is terminated after the Effective Date by the Company other than for Cause or by Executive for Good Reason and (ii) the date of Executive’s termination of employment (the “Termination Date”) occurs outside of a Change in Control Period, then, subject to Executive executing a general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) and such Release of Claims becoming effective and irrevocable within sixty (60) days following the Termination Date, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in

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cash in accordance with applicable law (“Accrued Obligations”), the Company shall provide Executive with the following:”

2.	Replace Paragraph 4 with the following.

“4.Certain Terminations During a Change in Control Period.  If (i) Executive’s employment with the Company is terminated by the Company for other than Cause or by Executive for Good Reason and (ii) the Termination Date occurs during a Change in Control Period, then, subject to Executive executing a Release of Claims and such Release of Claims becoming effective and irrevocable within sixty (60) days following the Termination Date, in addition to the Accrued Obligations, the Company shall provide Executive with the following:”

Except as expressly provided in this Amendment, all other terms of the Agreement remain unmodified and in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

INTERMOLECULAR, INC.

By:    /s/ Tom Blanco

Title: SVP HR & Administration

Date: 5/7/15

EXECUTIVE

/s/ Scot A. Griffin

Scot A. Griffin

Date: 5/12/2015